Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman

Senior Vice President -

    Finance

Horace Mann Educators

    Corporation

(217) 788-5708

www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR THIRD QUARTER

SPRINGFIELD, Ill., November 2, 2005 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $1.0 million (2 cents per share) and $61.2 million ($1.32 per share), respectively, for the three and nine months ended September 30, 2005, compared to a net loss of $12.6 million (30 cents per share) and net income of $28.0 million (63 cents per share) for the same periods in 2004. Included in net income were net realized gains on securities of $0.1 million ($0.1 million after tax, or less than 1 cent per share) and $9.1 million ($6.0 million after tax, or 12 cents per share) for the three and nine months ended September 30, 2005, respectively, compared to net realized gains on securities of $4.8 million ($3.1 million after tax, or 7 cents per share) and $9.3 million ($6.0 million after tax, or 12 cents per share) for the three and nine months ended September 30, 2004, respectively. All per-share amounts are stated on a diluted basis.

“Compared to earnings for the first two quarters of 2005, Horace Mann’s current period earnings reflected the significant effect of catastrophe costs for the company — $28.9 million after tax for the quarter. Looking beyond the catastrophe costs, the company produced strong earnings again in the third quarter, primarily driven by continued strength in property and casualty non-catastrophe profit margins,” said Louis G. Lower II, President and Chief Executive Officer. “Our underlying auto and homeowners results continued to benefit from aggressive underwriting and pricing actions taken in recent years, ongoing improvements in claims processes, cost containment initiatives, and a continuing low level of non-catastrophe claim frequencies. Property and casualty earnings for the quarter also reflected $6.2 million pretax from favorable development of prior years’ claim reserves,” Lower added.

The company’s federal income tax expense for the third quarter was reduced by $6.4 million as a result of closing tax years 1998 through 2001 with favorable resolution of the contingent tax liabilities related to those four years. In the second quarter of 2005, resolution of tax years 1996 and 1997 reduced federal income tax expense by $2.7 million, and interest on the tax refund amounts of $1.4 million was received and recorded as pretax income. Income tax expense for the three and nine months ended September 30, 2005 also reflected the impact of updating the estimated effective rate for the year. While the effect of this change in estimate was minimal in total, income tax expense increased approximately $1 million for the life segment and decreased approximately $1 million for the property and casualty segment in the current period.

“As previously indicated, our estimate of full year 2005 net income before realized investment gains and losses is between $1.70 and $1.80 per share,” said Lower. “This projection incorporates the significant level of catastrophe costs experienced this quarter and reflects an average level of catastrophe costs and continued favorable property and casualty underwriting trends in the fourth quarter.”

Segment Earnings

Net income for the property and casualty segment improved $13.3 million for the quarter and $26.9 million for the nine months compared to the prior year periods primarily as a result of the lower level of catastrophe costs in 2005 and the other factors cited above. The $44.4 million pretax of catastrophe costs incurred in the third quarter of 2005 were attributed primarily to: Hurricane Katrina $22 million, Hurricane Rita $10 million, Minnesota storms $5 million and Hurricane Dennis $5 million. In the third quarter of 2004, catastrophe costs of $59.5 million pretax were due primarily to Hurricanes Charley, Frances, Ivan and Jeanne.

Net income for the annuity segment of $6.4 million for the third quarter was $3.9 million greater than prior year, as decreased amortization of deferred policy acquisition costs and value of acquired insurance in force, lower mortality and benefit costs and increased contract charges and fees were augmented by a portion of the contingent income tax liability reduction. For the nine months ended September 30, 2005, annuity segment net income increased $2.8 million primarily as a result of the contingent income tax liability reduction which more than offset the effect of valuations of deferred policy acquisition costs and value of acquired insurance in force. Annuity segment earnings for the current periods also reflected declines in the interest margin. Life segment net income decreased $2.8 million for the quarter compared to prior year, due primarily to the increase in income tax expense, as well as higher operating expenses and a decline in group insurance earnings. For the nine months, life segment net income decreased $1.0 million primarily as a result of the increase in income tax expense.

In the third quarter, operating expenses were higher than in 2004, primarily reflecting timing differences between periods. However, operating expenses remained below prior year through nine months, consistent with the company’s expectations.

Segment Revenues

The company’s premiums written and contract deposits decreased 3 percent and 4 percent compared to the quarter and nine months of the prior year, respectively, with the effect of property and casualty reinsurance reinstatement premiums representing 2 percentage points of the decline for the third quarter and nearly 1 percentage point year-to-date. For property and casualty, premiums written declined as increases in average automobile and homeowners premium per policy — which were moderated to some extent by the improvement in quality in the books of business — were more than offset by the decline in policies in force and the higher level of reinsurance reinstatement premiums. In the third quarter, the growth in new scheduled annuity deposits exceeded the reduction in single premium and rollover deposit receipts. However, the year-to-date decrease in annuity new contract deposits was due primarily to a reduction in single premium and rollover deposit receipts, partially offset by growth in new scheduled annuity deposits compared to the prior year. Year-to-date deposits to fixed accounts decreased 7 percent in the current low interest rate environment, while variable annuity deposits increased 3 percent compared to the prior year. Life segment insurance premiums and contract deposits were somewhat lower than in the first nine months of 2004, primarily reflecting the shift in sales mix toward partner products.

Sales and Distribution

Compared to record levels of annuity sales in the prior year, total new annuity sales decreased 5 percent in the first nine months of 2005. This decline was narrowed during the third quarter as the level of annuity new business from independent agents increased following a transition period to implement the company’s desired shift in mix of business from this channel. Total career agent sales decreased in the current period compared to the first nine months of 2004 in all product lines due to a modest decline in average productivity per agent in 2005.

Horace Mann’s career agency force totaled 849 agents at September 30, 2005. “The number of experienced agents increased in each of the last six quarters and the total number of agents increased during each of the three quarters in 2005 compared to the end of 2004,” Lower said. “We anticipate continued, although more modest, growth in the fourth quarter of this year.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights

(Dollars in Millions, Except Per Share Data)

	Quarter Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2005	2004		2005	2004
DIGEST OF EARNINGS

Net income (loss)	$1.0	$(12.6)		$61.2	$28.0	118.6%

Net income (loss) per share:
Basic	$0.02	$(0.30)		$1.43	$0.65	120.0%
Diluted (A)(B)	$0.02	$(0.30)		$1.32	$0.63	109.5%

Weighted average number of shares and equivalent shares:
Basic	42.9	42.8		42.9	42.7
Diluted (A)(B)	43.7	42.8		47.8	47.3

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits (C)	$248.8	$255.5	-2.6%	$729.9	$756.4	-3.5%

Return on equity (D)				15.4%	9.5%

Property & Casualty GAAP combined ratio	116.5%	130.5%		95.3%	104.7%
Effect of catastrophe costs on the Property & Casualty combined ratio	33.0%	43.2%		11.6%	15.1%

Experienced agents				586	519	12.9%
Financed agents				263	281	-6.4%
Total agents				849	800	6.1%

Additional Per Share Information

Dividends paid	$0.105	$0.105	—	$0.315	$0.315	—

Book value (E)				$13.61	$12.76	6.7%

Financial Position

Total assets				$6,027.1	$5,728.7	5.2%
Short-term debt				—	25.0
Long-term debt				190.9	144.7
Total shareholders’ equity				584.8	545.9	7.1%

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”. The Company’s Senior Convertible Notes represent 4.3 million equivalent shares and have annual interest expense of $2.7 million after tax. Diluted per share information for all periods is presented on a basis consistent with this consensus.
(B)	As prescribed by generally accepted accounting principles, the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding were excluded from weighted average shares and equivalent shares—diluted for the third quarter of 2005 and 2004. Accordingly, the sum of the per share amounts for the three quarters does not equal the year-to-date per share amount.

(C)	As a result of catastrophes in the third quarter of both 2005 and 2004, the Company incurred $8.9 million and $4.0 million, respectively, of additional ceded premiums to reinstate its property and casualty catastrophe reinsurance coverage. Excluding these reinstatement premiums from both years, the percentage changes were -0.7% and -2.8% for the three and nine months ended September 30, 2005, respectively.

(D)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.

(E)	Before the market value adjustment for investments, book value per share was $12.56 at September 30, 2005 and $10.83 at September 30, 2004. Ending shares outstanding were 42,961,628 at September 30, 2005, 42,846,643 at December 31, 2004 and 42,794,753 at September 30, 2004.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
STATEMENTS OF OPERATIONS
Insurance premiums written and contract deposits (A)	$248.8	$255.5	-2.6%	$729.9	$756.4	-3.5%
Insurance premiums and contract charges earned (A)	$158.4	$165.1	-4.1%	$494.9	$501.8	-1.4%
Net investment income	48.9	48.0	1.9%	144.9	143.5	1.0%
Realized investment gains	0.1	4.8		9.1	9.3
Total revenues	207.4	217.9	-4.8%	648.9	654.6	-0.9%
Benefits, claims and settlement expenses	130.6	159.5		328.6	377.9
Interest credited	29.4	27.3		86.1	80.6
Policy acquisition expenses amortized	17.2	18.0		54.4	51.8
Operating expenses	35.0	30.2	15.9%	95.8	98.4	-2.6%
Amortization of intangible assets	1.2	1.3		4.3	3.8
Interest expense (B)	2.3	1.7		6.6	5.1
Total benefits, losses and expenses	215.7	238.0	-9.4%	575.8	617.6	-6.8%
Income (loss) before income taxes	(8.3)	(20.1)		73.1	37.0	97.6%
Income tax expense (benefit) (C)	(9.3)	(7.5)		11.9	9.0
Net income (loss)	$1.0	$(12.6)		$61.2	$28.0	118.6%
ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS (A)
Property & Casualty
Automobile and property (voluntary)	$134.7	$143.6	-6.2%	$403.5	$420.4	-4.0%
Involuntary and other property & casualty	8.4	7.7		9.7	9.0
Total Property & Casualty	143.1	151.3	-5.4%	413.2	429.4	-3.8%
Annuity deposits	80.7	78.4	2.9%	240.2	248.4	-3.3%
Life	25.0	25.8	-3.1%	76.5	78.6	-2.7%
Total	$248.8	$255.5	-2.6%	$729.9	$756.4	-3.5%
ANALYSIS OF SEGMENT NET INCOME (LOSS)
Property & Casualty	$(8.0)	$(21.3)		$33.9	$7.0
Annuity	6.4	2.5	156.0%	11.9	9.1	30.8%
Life	2.0	4.8	-58.3%	10.1	11.1	-9.0%
Corporate and other (D)	0.6	1.4		5.3	0.8
Net income (loss)	1.0	(12.6)		61.2	28.0	118.6%
Catastrophe costs, after tax, included above (E)	(28.9)	(38.7)		(31.8)	(41.1)

(A)	See additional information on page 1 regarding the effects of property and casualty catastrophe reinsurance reinstatement premiums.
(B)	The nine months ended September 30, 2005 include costs of $0.5 million as a result of retiring the 6 5/8% Senior Notes due 2006.
(C)	The three and nine months ended September 30, 2005 reflect reductions of $6.4 million and $9.1 million, respectively, as a result of closing tax years 1998 through 2001 in the third quarter and tax years 1996 and 1997 in the second quarter with favorable resolution of the contingent tax liabilities. The Company also received interest on income tax refunds of $1.4 million pretax in the second quarter reflected as a reduction to year-to-date Operating Expenses above.
(D)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management’s evaluation of the results of those segments. See detail for this segment on page 4.
(E)	Net of anticipated recoveries from the Company’s underlying catastrophe reinsurance program and, in 2004, from the Florida Hurricane Catastrophe Fund. Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
PROPERTY & CASUALTY
Premiums written	$143.1	$151.3	-5.4%	$413.2	$429.4	-3.8%
Premiums earned	130.3	136.5	-4.5%	409.9	417.5	-1.8%
Net investment income	8.3	8.5	-2.4%	24.7	25.5	-3.1%
Losses and loss adjustment expenses (LAE)	119.4	147.8		296.2	344.1
Operating expenses (includes policy acquisition expenses amortized)	32.6	30.3	7.6%	93.7	93.5	0.2%
Income (loss) before tax	(13.4)	(33.1)		44.7	5.4
Net income (loss)	(8.0)	(21.3)		33.9	7.0
Net investment income, after tax	7.1	7.3	-2.7%	21.0	21.6	-2.8%
Catastrophe costs, after tax (A)	28.9	38.7		31.8	41.1
Catastrophe losses and LAE, before tax (B)	35.5	55.5		39.5	59.2
Reinsurance reinstatement premiums, before tax	8.9	4.0		9.4	4.0
Operating statistics:
Loss and loss adjustment expense ratio	91.6%	108.3%		72.3%	82.4%
Expense ratio	24.9%	22.2%		23.0%	22.3%
Combined ratio	116.5%	130.5%		95.3%	104.7%
Effect of catastrophe costs on the combined ratio	33.0%	43.2%		11.6%	15.1%
Automobile and property detail:
Premiums written (voluntary) (C)	$134.7	$143.6	-6.2%	$403.5	$420.4	-4.0%
Automobile	96.2	102.6	-6.2%	288.6	304.7	-5.3%
Property	38.5	41.0	-6.1%	114.9	115.7	-0.7%
Premiums earned (voluntary) (C)	128.3	134.8	-4.8%	403.5	411.7	-2.0%
Automobile	96.3	101.1	-4.7%	291.2	302.7	-3.8%
Property	32.0	33.7	-5.0%	112.3	109.0	3.0%
Policies in force (voluntary) (in thousands)				799	827	-3.4%
Automobile				532	553	-3.8%
Property				267	274	-2.6%
Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	64.6%	73.1%		67.4%	72.5%
Expense ratio	24.5%	21.7%		23.1%	22.0%
Combined ratio	89.1%	94.8%		90.5%	94.5%
Effect of catastrophe costs on the combined ratio	4.5%	2.9%		1.7%	1.1%
Total property operating statistics:
Loss and loss adjustment expense ratio	171.2%	215.9%		82.5%	107.8%
Expense ratio	27.3%	23.7%		23.2%	22.7%
Combined ratio	198.5%	239.6%		105.7%	130.5%
Effect of catastrophe costs on the combined ratio	121.4%	167.4%		37.2%	54.5%
Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$4.7	$—		$5.3	$—
Total property	1.5	—		2.5	—
Other property and casualty	—	—		—	—
Total	6.2	—		7.8	—

(A)	Net of anticipated recoveries from the Company’s underlying catastrophe reinsurance program and, in 2004, from the Florida Hurricane Catastrophe Fund. Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.
(B)	Amounts for the three and nine months ended September 30, 2005 include the Company’s $1.8 million assessment from the Florida Citizens Property Insurance Corporation. The Company intends to assess its Florida property policyholders to recoup this amount.
(C)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
ANNUITY

Contract deposits	$80.7	$78.4	2.9%	$240.2	$248.4	-3.3%
Variable	30.4	29.3	3.8%	98.3	95.1	3.4%
Fixed	50.3	49.1	2.4%	141.9	153.3	-7.4%
Contract charges earned	4.6	4.1	12.2%	13.3	12.4	7.3%
Net investment income	28.4	27.5	3.3%	84.0	81.7	2.8%
Net interest margin (without realized gains)	7.7	8.5	-9.4%	23.6	25.7	-8.2%
Mortality gain (loss) and other reserve changes	(0.5)	(0.7)		(0.4)	(1.4)
Operating expenses (includes policy acquisition expenses amortized)	6.9	7.3	-5.5%	21.5	20.7	3.9%
Income before tax and amortization of intangible assets	4.9	4.6	6.5%	15.0	16.0	-6.3%
Amortization of intangible assets	0.9	0.9		3.2	2.6
Income before tax	4.0	3.7	8.1%	11.8	13.4	-11.9%
Net income	6.4	2.5	156.0%	11.9	9.1	30.8%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.4	$(0.8)		$(2.0)	$(0.4)
Value of acquired insurance in force	0.1	(0.1)		(0.3)	—
Guaranteed minimum death benefit reserve	(0.3)	(0.1)		(0.4)	—

Annuity contracts in force (in thousands)				160	156	2.6%
Accumulated value on deposit				$3,229.5	$2,934.9	10.0%
Variable				1,292.4	1,146.3	12.7%
Fixed				1,937.1	1,788.6	8.3%
Annuity accumulated value retention—12 months
Variable accumulations				92.0%	93.2%
Fixed accumulations				94.9%	95.5%

LIFE

Premiums and contract deposits	$25.0	$25.8	-3.1%	$76.5	$78.6	-2.7%
Premiums and contract charges earned	23.5	24.5	-4.1%	71.7	71.9	-0.3%
Net investment income	12.4	12.3	0.8%	36.8	37.2	-1.1%
Income before tax	4.4	7.4	-40.5%	17.0	17.2	-1.2%
Net income	2.0	4.8	-58.3%	10.1	11.1	-9.0%

Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$0.1	$0.3		$0.6	$(0.4)

Life policies in force (in thousands)				242	252	-4.0%
Life insurance in force (in millions)				$13,202	$13,178	0.2%
Lapse ratio—12 months
(Ordinary life insurance)				6.6%	7.4%

CORPORATE AND OTHER (A)

Components of gain (loss) before tax:
Realized investment gains (losses)	$0.1	$4.8		$9.1	$9.3
Interest expense	(2.3)	(1.7)		(6.6)	(5.1)
Other operating expenses	(1.1)	(1.2)		(2.9)	(3.2)
Income (loss) before tax	(3.3)	1.9		(0.4)	1.0
Net income	0.6	1.4		5.3	0.8

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management’s evaluation of the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
INVESTMENTS
Annuity and Life
Fixed maturities, at market (amortized cost 2005, $2,876.5; 2004, $2,662.2)				$2,944.2	$2,782.2
Short-term investments				31.8	28.7
Short-term investments, securities lending collateral				350.2	445.1
Policy loans and other				86.9	82.3

Total Annuity and Life investments				3,413.1	3,338.3	2.2%
Property & Casualty
Fixed maturities, at market (amortized cost 2005, $749.8; 2004, $690.6)				756.5	706.9
Short-term investments				9.2	14.1
Short-term investments, securities lending collateral				20.1	1.8
Other				0.6	0.6

Total Property & Casualty investments				786.4	723.4	8.7%
Corporate investments				6.0	0.4
Total investments				4,205.5	4,062.1	3.5%
Net investment income
Before tax	$48.9	$48.0	1.9%	$144.9	$143.5	1.0%
After tax	33.5	32.9	1.8%	99.1	98.3	0.8%
Realized investment gains (losses) by investment portfolio included in Corporate and Other segment income
Property & Casualty	$0.2	$2.8		$2.3	$4.9
Annuity	—	1.5		7.9	3.7
Life	(0.1)	0.5		(1.1)	0.7
Corporate and Other	—	—		—	—

Total, before tax	0.1	4.8		9.1	9.3
Total, after tax	0.1	3.1		6.0	6.0
Per share, diluted	$—	$0.07		$0.12	$0.12
OTHER INFORMATION
End of period goodwill asset				$47.4	$47.4
End of period property and casualty net reserves (A):
September 30, 2005				$334.3
June 30, 2005				314.8
March 31, 2005				313.2
December 31, 2004				309.3
December 31, 2003				283.7
December 31, 2002				231.0
December 31, 2001				241.6
December 31, 2000				223.0
December 31, 1999				206.8

(A)	Unpaid claim and claim expense reserves net of anticipated reinsurance recoverables and reduced for checks issued and outstanding.